UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

ProUroCare Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Carlson Parkway, Suite 124
Plymouth, Minnesota	55447
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None.

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A (c), check the following box  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:

N/A	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock; par value $.00001

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Our articles of incorporation, as amended to date, authorizes the Registrant  to issue up to 50,000,000 shares of common stock having a per share par value of $.00001.  At January 31, 2005, we had 14,174,260 shares of common stock issued and outstanding, as well as an additional aggregate 3,556,878 shares of common stock issuable upon the exercise of outstanding stock options and stock purchase warrants.  The Transfer Agent and Registrar for our common stock is Interwest Transfer Company Inc., Salt Lake City, Utah.

Holders of our common stock are entitled to one (1) vote for each share held by them on all matters to be voted on by our stockholders.  Holders of our common stock do not have any cumulative-voting rights.  Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our Board of Directors from funds legally available therefor.  Holders of our common stock do not have any preemptive rights to acquire any shares of common stock.  Furthermore, there are no conversion rights or sinking-fund provisions for or applicable to our common stock.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to registration statement on Form SB-2 filed August 3, 2004).
3.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to annual report on Form 10KSB filed March 31, 2005).
4.1

Warrant to acquire common stock of ProUroCare Inc., and assumed by ProUroCare Medical Inc. pursuant to the Agreement of Merger and Reorganization referenced in Exhibit 2.1, issued in favor of Cordova Ventures, Inc. on April 19, 2002 (incorporated by reference to Exhibit 4.1 to registration statement on Form SB-2 filed August 3, 2004).

4.2

Warrant to acquire300,000 shares of common stock of ProUroCare Medical Inc., issued in favor of BINA Enterprises on April 5, 2004 (incorporated by reference to Exhibit 4.2 to registration statement on Form SB-2 filed August 3, 2004).

4.3

Warrant to acquire 90,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Artann Laboratories, Inc. on July 19, 2004 (incorporated by reference to Exhibit 4.3 to registration statement on Form SB-2 filed August 3, 2004).

4.4

Warrant to acquire 10,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Vladimir Drits on July 19, 2004 (incorporated by reference to Exhibit 4.4 to registration statement on Form SB-2 filed August 3, 2004).

4.5

Form of warrants issued to ProUroCare Inc. guarantors of lines of credit, issued between March 1 and December 22, 2003 (incorporated by reference to Exhibit 4.5 to registration statement on Form SB-2 filed August 3, 2004).

4.6

Warrant to acquire 90,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Artann Laboratories, Inc. effective as of July 19, 2004, in exchange for the warrant referenced as Exhibit Item 4.3 (incorporated by reference to Exhibit 4.6 to registration statement on Form SB-2/A filed October 1, 2004).

4.7

Warrant to acquire10,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Vladimir Drits effective as of July 19, 2004, in exchange for the warrant referenced as Exhibit Item 4.4 (incorporated by reference to Exhibit 4.7 to registration statement on Form SB-2/A filed October 1, 2004).

4.8

Warrant to acquire 180,000 shares of common stock of ProUroCare Medical Inc., in favor of Artann Laboratories, Inc. effective as of December 2, 2004 (incorporated by reference to Exhibit 4.8 to registration statement on Form SB-2 filed December 17, 2004).

4.9

Warrant to acquire 20,000 shares of common stock of ProUroCare Medical Inc., in favor of Vladimir Drits effective as of December 2, 2004 (incorporated by reference to Exhibit 4.9 to registration statement on Form SB-2 filed December 17, 2004).

4.10

Form of warrants to acquire a total of 250,000 shares of common stock of ProUroCare Medical Inc. issued to James Murphy, Roman and Maryjo Pauly, Ronald Musich, and Adrian Johnson between September 14 and October 19, 2005 (filed herewith).

4.11

Warrant to acquire 50,000 shares of common stock of ProUroCare Medical Inc. issued to Adron Holdings, LLC effective as of January 25, 2006 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed January 31, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) ProUroCare Medical Inc.

Date:	February 3, 2006

By:	/s/ Maurice R. Taylor II
Maurice R. Taylor II
Chief Executive Officer